Exhibit 10.80
SYNTROLEUM CORPORATION
2005 STOCK INCENTIVE PLAN
EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT
THIS AGREEMENT (“Agreement”), made as of the 16 day of November 2007 (the “Grant Date”), evidences an award by Syntroleum Corporation, a Delaware corporation (the “Company”) to Kenneth L. Agee (the “Grantee”) for service to the Company pursuant to the 2005 Stock Incentive Plan (the ”Plan”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.
1. Grant of Restricted Stock Award. Effective as of the Grant Date, pursuant to Section 8 of the Plan, the Company has awarded to the Grantee a Restricted Stock Award with respect to one hundred fifty thousand (150,000) shares of Common Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock”).
2. Restrictions. The Restricted Stock granted hereunder to the Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered from the Grant Date until the date that the Grantee obtains a vested right to the shares (and the restrictions thereon terminate) in accordance with the provisions of this Section 2. The Restricted Stock grant described in Section 1, above, shall vest upon the acceptable completion of the Fischer-Tropsch technology documentation set forth in Exhibit A to this Agreement, as determined by the Nominating and Compensation Committee of the Company’s Board of Directors (the “Committee”) in its sole discretion and after consultation and acceptance by the Company’s management evidenced by a certificate for completeness from the Company’s management, but in no event before December 21, 2007. To the extent any of the shares of Restricted Stock have not vested as of March 31, 2008 such unvested shares shall be forfeited.
The period of time between the Grant Date and the date that the Grantee obtains a vested right to the Restricted Stock shall be referred to herein as the “Restricted Period” as to those shares. In the event that any day on which the Grantee would otherwise obtain a vested right to the Restricted Stock is a Saturday, Sunday or holiday, the Grantee shall instead obtain that vested right on the first business day immediately following such date.
3. Share Issuance. The Company will issue to Grantee a stock certificate evidencing the shares of Restricted Stock, which certificate will be registered in the name of Grantee and will bear an appropriate legend referring to the terms, conditions, and restrictions applicable to the Restricted Stock, substantially in the following form:
The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Employee Restricted Stock Award Agreement, effective as of November 16, 2007, between Syntroleum Corporation and the registered owner hereof. Copies of such Agreement are on file in the offices of Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma, 74107.

The certificate evidencing the shares of Restricted Stock shall be held in custody by the Company until the restrictions on such shares shall have lapsed, and, as a condition of this award of Restricted Stock, the Grantee shall deliver a stock power, duly endorsed in blank, relating to the shares of Restricted Stock. Upon the vesting and expiration of the restrictions as to the Restricted Stock, the Company will cause a new certificate evidencing such number of shares of Common Stock to be delivered to the Grantee free of the legend regarding transferability.
3. Nonalienation of Benefits. No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary or by operation of law, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.
4. Prerequisites to Benefits. Neither the Grantee, nor any person claiming through the Grantee, shall have any right or interest in Restricted Stock awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Grantee or such other person shall have been complied with as specified herein. No partial vesting of shares shall take be allowed under the terms of this Agreement.
5. Issuance and Delivery of Shares. The Company shall not be obligated to issue or deliver any shares of Common Stock if counsel to the Company determines that such issuance or delivery would violate any applicable law or any rule or regulation of any United States governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. If necessary to comply with any such law, rule, regulation or agreement, the Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock.
6. Rights as a Stockholder. During the period in which the restrictions provided herein are applicable to the Restricted Stock, the Grantee shall have the right to vote the shares of Restricted Stock and to receive any cash dividends paid with respect thereto unless and until forfeiture thereof. Any dividend or distribution payable with respect to shares of Restricted Stock that shall be paid or distributed in shares of Common Stock shall be subject to the same restrictions provided for herein, and the shares so paid or distributed shall be deemed Restricted Stock subject to all terms and conditions herein. Any dividend or distribution (other than cash or Common Stock) payable or distributable on shares of Restricted Stock, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Agreement to the same extent and in the same manner as the Restricted Stock is subject; provided that the Committee may make such modifications and additions to the terms and conditions (including restrictions on transfer and the conditions to the timing and degree of lapse of such restrictions) that shall become applicable to such dividend or distribution as the Committee may provide in its absolute discretion.

7. Taxes. Grantee shall be responsible for payment of taxes or other amounts required by law to satisfy all obligations for withholding of taxes prior to delivery of the certificate evidencing the Restricted Stock to Grantee. With the mutual agreement of the Company and Grantee, the Company shall have the right to withhold an appropriate number of shares of Common Stock, and have those shares sold by an independent broker, for payment of taxes or other amounts required by law or to take such action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of taxes.
8. Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or by first class mail, postage prepaid to the following address:
Syntroleum Corporation
c/o Corporate Secretary
4322 South 49th West Avenue
Tulsa, Oklahoma 74107
Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, or shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
9. Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue as an employee of the Company.
10. Governing Law. Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. Subject to Section 10(a) below, the Company and the Executive expressly and irrevocably consent and submit to the nonexclusive jurisdiction of any state or federal court sitting in Oklahoma County, Oklahoma and agree that, to the fullest extent allowed by law, such Oklahoma state or federal courts shall have jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement. The Company and the Executive each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding brought in any state or federal court sitting in Oklahoma County, Oklahoma based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon the Company or the Executive by delivering it or mailing it to their respective addresses set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service in the State of Oklahoma.

(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be addressed exclusively in the following priority order:
(1) Negotiation. The Employee and the Company shall arrange a meeting, at a mutually convenient time by phone or in person, to discuss the issues of each Party and negotiate for a resolution of the dispute. The period of negotiation shall extend no longer than thirty (30) calendar days from the first meeting of the negotiators.
(2) Mediation. If the Parties have failed to resolve the dispute by negotiation, the Parties shall submit to mediation prior to seeking resolution by binding arbitration. The Parties will cooperate with one another in selecting a mediator from the American Arbitration Association panel of neutrals, which shall be requested to promptly schedule the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will each bear their own costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are expected to be treated as confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within thirty (30) calendar days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the administration of the arbitration shall proceed forthwith. The mediation may continue, if the parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a party from seeking provisional remedies, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.
(3) Arbitration. Within five (5) business days of the conclusion of the Parties’ mediation, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by binding arbitration in Oklahoma City, Oklahoma, before three (3) arbitrators. The arbitration shall be administered by the American Arbitration Association pursuant to its Commercial Rules for Arbitration. The arbitrators’ award may be enforced in State District Courts in Tulsa or Oklahoma Counties, the United States District Courts for the Northern or Western Districts of Oklahoma or in any other court having jurisdiction over the parties. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, from a court of appropriate jurisdiction. The Parties covenant that they will participate in the arbitration in good faith, and that they will each bear their own costs. The provisions of this clause may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.
(4) The Parties agree that the dispute resolution priority set forth herein is a material term of this agreement and that the damages for failure to comply with the dispute resolution priority are and would be difficult to measure. Consequently, the Parties agree that in the event a Party elects to ignore the dispute resolution priority order requirements set forth in this Section 10(a), the Party making the election shall be obligated for all (internal and external) costs, fees and expenses, including attorneys’ fees, of the other Party, regardless of how the dispute is ultimately decided. In other words, any Party electing to forego the dispute resolution priority in Section 10(a) also elects to pay the fees, costs and expenses of the other Party even if the electing Party ultimately prevails. The dispute resolution priority order requirement specified in this Section 10(a) may be amended, modified, or waived only upon the agreement, in writing, of the Parties.

11. Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include the Plan. The headings of the Sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
12. Relationship to the Plan. In addition to the terms and conditions described in this Agreement, grants of Restricted Stock are subject to all other applicable provisions of the Plan. The decisions of the Committee with respect to questions arising as to the interpretation of the Plan, or this Agreement and as to finding of fact, shall be final, conclusive and binding.

SYNTROLEUM CORPORATION

By:	/s/ Edward G. Roth
	Name:	Edward G. Roth
	Title:	President & Chief Operating Officer

GRANTEE /s/ Kenneth L. Agee
Kenneth L. Agee

Exhibit A
Summary of FT Documentation
Basic Definitions
Material Balance/Yield/Product and water composition
ARU Tracer Data
CDF Heat Transfer
Gas Distribution
CDF Filtration
ARU Filtration
Attrition
Slurry Sampling
Revised Holdup
Syngas Cleanup Expenses under TP0409
CDF Sedimentation Dispersion
Run Histories
CREL Reactor Model
Regen (TPP and CDF) Expenses under TP0410
Kinetics and Selectivity
Deactivation
Catalyst Management Model Version 5.0
Eastman CSTR
Catalyst Manual
Miscellaneous Analytical Laboratory Procedures
Miscellaneous Catalyst Laboratory Procedures